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                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 1st day of September, 1999, between First Colonial Securities Holding Corp., a Delaware corporation ("Employer" or "The Company"), and Ben Lichtenberg, an individual ("Employee" or "You").

Employer is a corporation which, through its subsidiaries is engaged in the securities and related businesses throughout the United States from its principal office location at 1499 W. Palmetto Park Road, Suite 312, Boca Raton, Florida 33486 (the "Office"). Employer wishes to employ Employee to provide certain services to Employer and Employee is willing to be employed by Employer to render such services, all in accordance with the terms and conditions specified below and in accordance with all applicable federal and state statutes, rules and regulations then in effect.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Engagement. Employer does hereby employ and engage Employee as Vice Chairman and Executive Vice President of Employer and Employee does hereby accept and agree to such employment and engagement.

2. Term. Except as otherwise provided herein, the term of this Agreement shall be for a period of three (3) years (the "Initial Term"), and thereafter eligible for renewal in the sole discretion of Employer for an additional term of one (1) year unless earlier terminated as provided for herein.

3. Compensation:

    3.1 Base Salary. Employer shall pay Employee, and Employee agrees to accept from Employer as payment in full for Employee's services hereunder, a base salary of $150,000 per year (the "Base Salary"), payable in accordance with the regular payroll of Employer during the term of this Agreement.

    3.2 Bonus. In addition to such Base Salary, Employee shall be entitled to participate in a bonus program established for senior executives of the firm. Such bonus shall be accrued throughout the Initial Term and each renewal term and shall be calculated and payable not less than 90 days after the end of Employer's fiscal year. A bonus pool will be based on attaining certain annual gross revenues levels starting for the year ending 12/31/2000, pursuant to the following schedule:

                         Revenues                 Bonus as a
                         --------                % of Revenue*
                         (Millions)              --------------

       Year 2000          20-22                      1
                          22-25                      1 3/4
                          25-                        2 1/4
       Year 2001          25-32.5                    1 1/2
                          32.5-40                    2 1/2
                          40+                        3
       Year 2002          40-50                      1 1/2
                          50-60                      2 1/2
                          60+                        3 1/4
       *Not Retroactive

Employee shall be entitled to 30% of such bonus pool



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    3.3 Stock Options. Employee will be eligible for future option grants from any option program created for the benefit of its employees, in such amount as is determined by the Board of Directors or such committee appointed thereby.

4. Vacation. Employee shall be entitled to an annual vacation, without loss of compensation, in accordance with Employer's existing vacation schedule. Vacation scheduling shall be coordinated with Employer and in accordance with established Office procedures so as not to disrupt the continuity of the business. Accrued vacation not taken at the end of the year in which days have been accrued automatically will be forfeited.

5. Health Benefits and Retirement Plans. Employee shall be entitled to participate in such health benefits and retirement plans as are made available by Employer to its employees on a usual and customary basis. See attachment.

6. Confidential Information. Employee acknowledges and agrees that he will have access to certain confidential information of the Employer and that such information constitutes valuable, special and unique property of Employer. Employee further acknowledges and agrees that Employee will not, at any time during or after the term hereof, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, the terms and conditions of this Agreement or any information of any kind, nature or description concerning any matters affecting or relating to the business of the Employer ("Confidential Information").

7. Client Information. Employee agrees that (i) all client names, addresses, telephone numbers, files, and records (collectively, "Client Records") are and shall remain in the custody and control of Employer, and, except as necessary and permitted for purposes directly related to the operation of the Office or proper client service, or as authorized and required by law or client consent, Employee shall not remove, copy, transfer, or transmit to any person, natural or corporate, any Client Records at any time; and (11) an actual or attempted violation of any provision of this Section by Employee, either directly or indirectly, shall be grounds for immediate termination of this Agreement.

Employee recognizes and agrees that a violation of any of the provisions contained in this Section may cause irreparable damage to Employer, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Employer shall be entitled to any injunction without the necessity of posting bond therefor in order to restrain any further violation of such provision. Such right to an injunction shall be in addition to, and not in limitation of, any other rights and remedies Employer may have against Employee, including, but not limited to, the recovery of damages. The terms and conditions of this Section shall survive termination of this Agreement.

8. Non-Competition Agreement. Employee agrees that during the term of this Agreement and for a period of one (1) year thereafter, Employee shall not directly or indirectly compete with the business of Employer, or own, directly or indirectly, any part of or become the employee of, or otherwise render services to, any enterprise which directly or indirectly competes with the business of Employer.

9. Covenant Not To Solicit. Employee agrees that, during the term of this Agreement and for a period of one (1) year thereafter, Employee shall not (i) solicit, encourage or

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advise clients serviced during the term of this Agreement at the Office (any other office location at which Employer operates during the term of this Agreement) to obtain or seek service from any entity other than Employer, or
(ii) solicit, encourage or advise any employees of Employer to terminate employment with Employer for any reason whatsoever. Employee recognizes and agrees that the limitations set forth in this Section and Section 8 are reasonable and necessary for the protection of the goodwill of the business of Employer. Employee further recognizes and agrees that a violation of any of the provisions contained in either section will cause irreparable damage to Employer, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Employers shall be entitled to an injunction without the necessity of posting bond thereof in order to restrain any further violations of such provision. Such right to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Employer may have against Employee, including, but not limited to, the recovery of damages. As used herein, the term "client" shall include any and all clients services at the office, or any other office location at which Employer operates during the term of this Agreement. The terms and conditions of this Section and Section 8 shall survive termination of this Agreement.

10. Representations and Warranties. Employee represents and warrants that he (i) is not subject to any restriction that would prohibit entering into this Agreement, is fully able to perform each of the terms, conditions and covenants hereof, and is not restricted or prohibited from entering into or performing any of the terms or conditions hereof; and (ii) is able to execute and perform under this Agreement without violating or breaching any agreement between Employee and any other person or entity.

Employee acknowledges and agrees that the truth and accuracy of the representations and warranties contained herein constitute a condition precedent to Employer's obligation to provide compensation pursuant to the terms and conditions of this Agreement.

11. Indemnity. Employee hereby agrees to indemnify, defend and hold Employer harmless from and against any and all costs, losses, claims, demands and liabilities, including reasonable attorneys' fees and costs, which arise out of or relate to any breach by Employee of any of the terms or conditions of this Agreement; any negligent or intentional wrongful act of Employee; any act or omission of Employee which constitutes negligence; or any other act of Employee not authorized under the terms of this Agreement. If Employer or any of its shareholders or affiliates is made a party to any litigation or obligation or otherwise incurs any loss or expense as a result of Employee's activities unconnected with Employer's business at the Office, Employee shall forthwith upon demand reimburse Employer or such individuals for any and all expenses incurred as a result thereof The terms and conditions of this Section shall survive termination of this Agreement.

12. Termination by Employer. Employer, by a vote of not less than 75% of its Board of Directors, shall have the right to terminate Employee's employment only for cause, and except as provided below without notice, as follows: Cause shall be defined as (i) the death of Employee, (ii) the material failure of Employee to discharge his employment obligations as reasonably directed by Employer (which direction shall be in writing and for which Employee shall have fourteen
(14) days to cure such material failure), (iii) conviction of Employee of a non-traffic related felony or conduct which involves moral turpitude, or (iv) fraud, embezzlement or theft by Employee of funds belonging to Employer or any of its subsidiaries or their respective clients. In addition, Employer may



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terminate Employee's employment hereunder forthwith upon, or at any time after, an event of material non-performance of his duties as an employee because of a disability for which Employer can make no reasonable accommodation. The term "disability" shall mean, for purposes of this Agreement, the inability of Employee to perform full-time regular duties as contemplated hereunder on account of a physical or mental condition for a period of 90 consecutive days, but shall exclude infrequent and temporary incapacity due to ordinary illness. With respect to subsections (ii), (iii) and (iv), above, prior to the effective date of any termination, Employee shall have the opportunity to present a defense thereto before a full meeting of Employer's Board of Directors, with counsel of his own choosing.

    12.1 Severance. In the event the Term is not renewed, Employee shall be paid a severance payment amount equal to 200% of his then current Base Salary and his accrued but unpaid bonus over the one year period following such termination.

    12.2 Termination Following a Change in Control. If a Change in Control occurs and employee's employment is terminated by the Company without Cause other than for Disability or you voluntarily terminate employee's employment with the Company, during the period from the date of the Change in Control to two (2) years after date of such Change in Control, the employee shall be entitled to the amounts and benefits provided below upon such termination.

         12.2.1 Compensation on Termination. In the event of a Change in Control, the Company shall pay and provide to you:

         (a) (i) two (2) times your highest annual base salary in effect within one hundred and eighty (180) days prior to the Change in Control,
              (ii) two (2) times the highest annual bonus paid or payable to you for any of the last two (2) completed years by the Company or its predecessors, (iii) any un-reimbursed business expenses for the period prior to termination payable in accordance with Company's policies, and (iv) any base salary, bonus, vacation pay or other deferred compensation accrued or earned under law or in accordance with the Company's policies applicable to you but not yet paid;

         (b) any other amounts or benefits due under the then applicable employee benefit, incentive or equity plans of the Company applicable to you as shall be determined and paid in accordance with such plans;

         (c) two (2) years of additional service and compensation credit (at your highest compensation level in the one hundred and eighty
              (180) day period prior to the Change in Control) for pension purposes under any defined benefit type qualified or non-qualified pension plan or arrangement of the Company and its affiliates applicable to you, measured from the date of termination of employment and not credited to the extent that you are otherwise entitled to such credit during such two (2) year period, which payments shall be made through and



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              in accordance with the terms of the non-qualified defined benefit pension plan or arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's or its affiliates' defined benefit plan covering you);

         (d) an amount equal to two (2) years of the maximum Company contribution (assuming you deferred the maximum amount and continued to earn your then current salary) measured from the date of termination of your employment under any type of qualified or non-qualified 401(K) plan (payable at the end of each such year and not payable to the extent otherwise contributed to such plan); and

         (e) payment by the Company of the premiums for you (except in the case of death) and your dependents' health coverage for two (2) years from the date of termination of your employment under the Company's health plans which cover the senior executives of the Company or materially similar benefits (to the extent not otherwise provided). Any amendment or termination of benefits, equity or incentive plans within one hundred and eighty (180) days prior to, or after, a Change in Control that is detrimental to you shall be ignored with respect to subsections (c), (d) and (e) above.

         Payments under (e) above may, at the discretion of the Company, be made by paying the applicable COBRA premium for you and your dependents, or by covering you and your dependents under substitute arrangements, provided that, to the extent you incur tax that you would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, you shall receive from the Company an additional payment in the amount necessary so that you will have no additional cost for receiving such items or any additional payment.

         12.2.2 Change in Control. For purposes of this Agreement, the term "Change in Control" shall mean the sale or transfer, directly or indirectly, of substantially all of the Company's business and assets to an entity not affiliated with the Company, or the purchase, directly or indirectly, by an entity not affiliated with the Company, of more than 50% of the outstanding shares of the common stock of the Company. For the purpose of this definition, an affiliate of the Company refers to any person or business entity, directly or indirectly, controlling, controlled by, or under the common control with the Company, with the term "control" referring to any person or business entity owning, directly or indirectly, more than a 50% equity interest in the controlled entity or possessing the power to direct or cause the direction of the management or policies of the controlled entity. Only one (1) Change in Control may take place under this Agreement.


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         12.2.3 No Payment of Benefits Resulting in Golden Parachute Taxes under
         Section 280g of the Code. No payment shall be made to you pursuant to this Agreement to the extent that such payment when aggregated with all other payments considered for purposes of calculating a parachute payment results in an excess parachute payment as defined under Section 280g of the Code. Furthermore to the extent that the Internal Revenue Service or other applicable governmental taxing authority determines that there has been an "excess parachute payment" and a notice of deficiency or similar notice has been issued, then the Company or its successor agrees to pay all expenses associated with professional fees (legal and tax accounting) in connection with the protest, challenge, and defense of any such notice and the appeal of any decision on such matter.

         The Company or its successor agrees not to settle the matter short of the appellate level without your written consent. In the event that the Internal Revenue Service or other applicable governmental taxing authority ultimately determines that, in fact, there has been an "excess parachute payment" by the Company, then the amount necessary to reduce the total payments such that there would be no "excess parachute payment" would be immediately and retroactively characterized as a loan from the Company or its successor to you with interest at a rate equal to the ten year Treasury Bond (or if the Company's successor is a bank subject to Regulation O then the loan shall be at substantially the same terms as credit underwriting procedures that are not less stringent than, those prevailing at the time the loan would have been made for comparable transactions of the Company or its successor and shall be subject to the other conditions of Regulation O). The loan shall be subject to repayment at the demand of the Company or its successor.

13. Termination By Employee. Employee may not terminate this Agreement prior to the end of the Initial Term. Thereafter, Employee may terminate this Agreement on thirty (30) days' prior written notice.

14. Entire Agreement; Amendment. Except as otherwise stated herein, this Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, arrangements and understandings. This agreement may only be amended by the mutual written consent of Employer and Employee.

15. Waiver. No waiver or modification of this Agreement or any covenant, condition, or limitation herein shall be valid unless in writing and duly executed by the parties hereto, and no evidence of any waiver or modification shall affect this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed by the parties hereto. The parties hereto further agree that the provisions of this Section may not be waived except as herein set forth.


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16. Assignment. Employee may not assign or delegate any rights, duties or obligations established herein without the prior written consent of Employer, which consent may be withheld in Employer's sole and absolute discretion. Employer may assign this Agreement, in whole or in part, in its sole and absolute discretion without the consent of Employee.

17. Notices. All notices or other communications required or permitted hereunder shall be sent in writing to the address as set forth herein.

18. Jurisdiction/Governing Law. The parties hereto submit to the jurisdiction of the courts of the State of Florida for the purpose of resolution of any and all disputes which arise out of, or are related to, this Agreement of an alleged breach thereof. This Agreement and performance hereunder shall be construed and enforced, and all actions or proceedings arising out of or related hereto shall be conducted in accordance with the laws of the State in which such services are rendered.

19. Survival. The provision set forth in Sections 6, 7, 8, 9, 10, and 11 of this Agreement shall survive expiration or termination of this instrument.

IN WITNESS WHEREOF, the parties hereto have executed this instrument, or caused its execution by a duly authorized officer, all as of the day and year first above written.

"EMPLOYER"
First Colonial Securities Holding Corp.

By:      /s/ Michael Golden
         -----------------------------
Name:    Michael Golden
Title:   Chairman CEO
Address: 1499 W. Palmetto Park
         Boca Raton, FL

"EMPLOYEE"

Name:      /s/ Ben Lichtenberg
           --------------------------
Signature: Ben Lichtenberg
Address:   575 Jefferson Dr.
           Deerfield Beach, FL
SS#:       ###-##-####



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